Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-135429, 333-118399, 333-61252, 333-33684 and 333-33608 on Forms S-8, in Registration Statement Nos. 333-120357 and 333-31326 on Forms S-3 and in Registration No. 333-140777 on Form S-3ASR of Vectren Corporation of our report dated November 16, 2007, relating to the consolidated financial statements of ProLiance Holdings, LLC and Subsidiaries as of September 30, 2007 and 2006 and for each of the three years in the period ended September 30, 2007, appearing in Exhibit 99.1 in this Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 19, 2008